Exhibit 99.1
Contact:
Ed Dickinson
Chief Financial Officer, 636.916.2150

FOR IMMEDIATE RELEASE –

LMI AEROSPACE ANNOUNCES INITIAL GUIDANCE
FOR 2009

Reaffirms Guidance for 2008

ST. LOUIS – September 3, 2008 – LMI Aerospace, Inc. (NASDAQ:  LMIA), a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries, today provided initial earnings guidance estimates for 2009.  LMI’s guidance for 2008 was unchanged.

The Aerostructures segment is expected to generate net sales in 2009 of between $200 million and $210 million. The growth in revenue is primarily attributable to shipments of fuel-saving Boeing 767 wing modification kits and winglets, increased market share and production rates on Blackhawk helicopter products, and added offload work on the Gulfstream G650 and Boeing 747-8 products.  Gross margin for the Aerostructures segment is expected to range between 26 percent and 27 percent of sales as LMI currently anticipates the majority of the product included in the wing modification kits to be sourced through its supply chain.  LMI plans to in-source a portion of this supply chain business during 2009, which we anticipate will improve the profitability of this product.  This potential margin improvement is not reflected in the company’s guidance for 2009.  Selling, general and administrative expenses are projected to be in the range of $25 million to $26 million, reflecting the company’s continued investment in people to support additional growth from both G650 awards as well as design-build wins.

The Engineering Services segment currently expects 2009 net sales of between $89 million and $94 million.  This sales range is net of approximately $2 million of sales between the two segments and is currently consistent with the level of sales expected in the last half of 2008.  Gross margins for the segment are expected to be between 19.5 percent and 20.5 percent.  Selling, general and administrative expenses are expected to be between $8.8 million and $9.3 million, including non-cash restricted stock expense of $1.2 million and expense from amortization of intangibles of $1.2 million.

On a consolidated basis, LMI expects 2009 net sales to range between $289 and $304 million.  Gross margins will be approximately 24 percent to 25 percent, with selling, general and administrative expenses expected to be between $33.8 million and $34.3 million.  Interest expense for LMI is expected to be between $1.5 million and $1.7 million in 2009 and the effective income tax rate is expected to be approximately 36.5 percent.  Capital expenditures for 2009 are expected to range between $8 million and $10 million.

"The Aerostructures segment continues to respond to active opportunities for additional business from new and existing customers, including Boeing 737, 787 and 747-8; Gulfstream G650; Blackhawk; and various Airbus commercial model components and assemblies,” said Ronald S. Saks, President and Chief Executive Officer of LMI Aerospace, Inc.  “We believe the number and size of the opportunities from our OEM and Tier 1 customers are higher than at any time in our history.  Potential added revenue from these opportunities is not included in our 2009 guidance.  In addition, our Engineering Services segment is reviewing customer requests on newly-designed aircraft as well as additional opportunities on aircraft in the development stage, including Boeing, Lockheed, and certain rotorcraft and business jet products.  Due to the rapid increase in sales experienced in 2008 and the lower visibility of future sales in our Engineering Services segment, we are assuming our revenue in 2009 will be approximately the same as in 2008.”

A conference call to discuss the initial guidance for 2009 will be held on Thursday, September 4, 2008, at 9:00 A.M. CDT.  To participate in the conference call, dial 877-545-1491 approximately five minutes before the scheduled time of the call.  The conference call will be hosted by Ronald S. Saks, Chief Executive Officer, and Lawrence E. Dickinson, Chief Financial Officer.

A live webcast of the conference call can be accessed on the LMI website by going to http://ir.lmiaerospace.com/events.cfm and clicking on the appropriate link.  A recording of the call will be available on the LMI website upon completion of the call. LMI Aerospace, Inc., which celebrates its 60th anniversary in 2008, is a leading provider of design engineering services, structural components, assemblies and kits to the aerospace, defense and technology industries.  Through its Aerostructures segment, the company fabricates machines, finishes and integrates formed, close-tolerance aluminum and specialty alloy components and sheet-metal products, primarily for large commercial, corporate and military aircraft.  It manufactures more than 30,000 products for integration into a variety of aircraft platforms manufactured by leading original equipment manufacturers and Tier 1 aerospace suppliers.  Through its Engineering Services segment, operated by its D3 Technologies subsidiary, the company provides a complete range of design, engineering and program management services, supporting aircraft lifecycles from conceptual design, analysis and certification through production support, fleet support and service-life extensions.

This news release includes forward-looking statements related to LMI Aerospace, Inc.’s, outlook for 2008 and 2009, which are based on current management expectations.  Such forward-looking statements are subject to various risks and uncertainties, many of which are beyond the control of LMI Aerospace, Inc.  Actual results could differ materially from the forward-looking statements as a result of, among other things, the factors detailed from time to time in LMI Aerospace, Inc.’s filings with the Securities and Exchange Commission.  Please refer to the Risk Factors contained in the company’s Annual Report on Form 10-K for the year ended December 31, 2007, and any risk factor set forth in our other subsequent filings with the Securities and Exchange Commission.